Exhibit 99.1

XL Group	XL House
Insurance	One Bermudiana Road
Reinsurance	Hamilton HM 08
PO Box HM 2245
Hamilton HM JX
Bermuda
	Phone	+1 441 292 8515
	Fax	+1 441 292 5280
xlgroup.com

Press Release

Contact:	David Radulski	Carol Parker Trott
	Investor Relations	Media Relations
	+1 441 294 7460	+1 441 294 7290

XL GROUP PLC ANNOUNCES THIRD QUARTER 2011 RESULTS AND QUARTERLY
DIVIDEND OF $0.11 PER ORDINARY SHARE

•	Operating net income[1] of $88.8 million, or $0.28 per share, for the quarter
•	Net income attributable to ordinary shareholders of $42.4 million, or $0.14 per share for the quarter
•	P&C operations combined ratio of 101.6% for the quarter
•	Natural catastrophe losses of $110.6 million, net of reinsurance and reinstatement premiums, recorded for the quarter
•	Fully diluted book value per ordinary share[2] of $30.80 at September 30, 2011
•	Share buybacks during the quarter totaled 15.1 million shares
•	Gross P&C premiums written increased by 16.4% compared to the prior year quarter, primarily driven by foreign exchange, select new business and favorable pricing

[1] Defined as net income (loss) attributable to ordinary shareholders excluding net realized gains and losses on investments, net realized and unrealized gains and losses on derivatives, net of tax, for the Company and its share of these items for the Company’s insurance company affiliates for the periods presented, the gains recognized on the repurchase of the Company’s preference ordinary shares, as well as foreign exchange gains or losses, net of tax. “Operating net income” and “annualized return on ordinary shareholders’ equity” based on operating net income are “non-GAAP financial measures.” See the schedule entitled “Reconciliation” at the end of this release for a reconciliation of “operating net income” to net income (loss) attributable to ordinary shareholders and of “annualized return on ordinary shareholders’ equity” based on operating net income to average ordinary shareholders’ equity.

[2] Book value per share and fully diluted book value per ordinary share are non-GAAP financial measures and represent book value per ordinary share (total shareholders’ equity less preference shareholders’ equity and non-controlling interest in equity of consolidated subsidiaries, divided by the number of outstanding ordinary shares at any period end) combined with the dilutive impact of potential future share issues at any period end. The Company believes that fully diluted book value per ordinary share is a financial measure important to investors and other interested parties who benefit from having a consistent basis for comparison with other companies within the industry. However, this measure may not be comparable to similarly titled measures used by companies either outside or inside of the insurance industry.

Hamilton, Bermuda – November 1, 2011 - XL Group plc (“XL” or the “Company”) (NYSE: XL) today reported its third quarter 2011 results.

Commenting on the Company’s performance, Chief Executive Officer Mike McGavick said:

“Progress continued at XL in the quarter, and our own efforts were joined by a new factor - an improving rate environment. Our top line growth continued, our enterprise risk management quality continued to show through, and our growing attractiveness as the employer of choice for great complex risk underwriting was demonstrated by a number of important hires.

But by far the most important of these externally is rate. The quarter saw accelerating rate achievement in most lines. In far more parts of the market the long overdue response to unrealistic risk pricing is underway.

Taken together, I believe XL is exceptionally positioned for this phase, given our broadened and deepened team of first tier, experienced underwriters and other insurance and reinsurance professionals.”

Highlights - Three and nine months ended September 30
(U.S. Dollars in thousands except per share amounts)

	Three months ended September 30		Nine months ended September 30

	2011	2010	2011	2010

Net income (loss) attributable to ordinary shareholders	$42,398	$77,543	$40,777	$397,350
Per ordinary share-fully diluted	$0.14	$0.23	$0.13	$1.16

Operating net income (loss) [1]	$88,811	$175,030	$169,089	$567,216
Per ordinary share-fully diluted	$0.28	$0.52	$0.54	$1.66

•

Operating net income decreased from the prior year quarter due primarily to larger natural catastrophe losses and lower levels of positive prior year loss development incurred during the current quarter, offset somewhat by an increase in income from operating affiliates.

•

Net investment income for the quarter was $290.1 million compared to $296.7 million in the prior year quarter and $296.5 million for the second quarter of 2011. The slight decline against the prior year was primarily due to lower yields as a result of lower interest rates and cash outflows from the investment portfolio.

•

Net income from affiliates contributed $28.4 million in the quarter compared to $17.1 million in the prior year quarter as a result of strong performance primarily from investment manager affiliates due to profits on the sale of a fund manager affiliate, partially offset by alternative fund losses due to market conditions.

•	Net realized investment losses for the quarter were $62.4 million compared to $68.8 million in the prior year quarter.
•

Fully diluted book value per ordinary share decreased by $0.07 from the prior quarter driven primarily by the settlement of the forward purchase contracts associated with the equity security units, partially offset by the benefit of share buybacks and unrealized gains on investments.

•

During the quarter, the Company purchased 15.1 million shares for $307.7 million at an average price of $20.33 per share, which was accretive to fully diluted book value per ordinary share by $0.46. $290.4 million of shares remains available for purchase under the Company’s previously announced $1 billion share buyback program.

P&C operations - Three and nine months ended September 30

(U.S. Dollars in thousands)

	Three months ended September 30		Nine months ended September 30

	2011	2010	2011	2010

Gross premiums written	$1,776,161	$1,525,511	$5,637,724	$4,954,904
Net premiums written	1,292,706	1,166,072	4,313,047	3,877,201
Net premiums earned	1,362,532	1,268,741	3,940,353	3,748,655

Underwriting profit (loss)	(22,200)	64,666	(283,215)	152,729

Loss ratio	72.5%	64.0%	76.7%	65.4%
Underwriting expense ratio	29.1%	30.9%	30.5%	30.5%
Combined ratio	101.6%	94.9%	107.2%	95.9%

•

P&C gross premiums written (“GPW”) increased 16.4% from the prior year quarter, driven by an increase in the Insurance segment of 16.6% and in the Reinsurance segment of 16.0%. Insurance segment growth in GPW was primarily due to the impact of foreign exchange and new business initiatives in both North American and International Property and Casualty units. The increase in GPW for Reinsurance was attributable to higher prices impacting the Company’s U.S. crop portfolio and select new business opportunities worldwide.
•

P&C net premiums earned (“NPE”) of $1.4 billion was comprised of $930.1 million from the Insurance segment and $432.5 million from the Reinsurance segment. Compared to the prior year quarter, Insurance NPE increased by 6.6% and Reinsurance NPE increased by 9.0%.

•

The P&C loss ratio was 8.5 percentage points higher than the prior year quarter. Included in the loss ratio was favorable prior year development of $18.4 million compared to $82.3 million in the prior year quarter. The loss ratio was also adversely impacted by natural catastrophe losses of $110.6 million, net of reinsurance and reinstatement premiums. In the prior year quarter, natural catastrophe losses totaled $66.2 million, including reinstatement premiums. Excluding prior year development and natural catastrophe losses, the third quarter loss ratio was 0.7 percentage points higher than the prior year quarter.

•

Operating expenses were higher than in the third quarter of 2010 and slightly lower than first and second quarters of 2011. Increased expenses versus the prior year quarter related largely to the build-out of the Company’s previously announced initiatives, partially offset by lower compensation costs.

•

The P&C combined ratio excluding prior year development and the impact of natural catastrophe losses for the quarter was 94.9%, compared to 96.2% for the prior year quarter. The Insurance segment combined ratio on this basis was 101.7% for the quarter compared to 100.6% for the prior year quarter, while the Reinsurance segment combined ratio on this basis was 80.0% compared to 86.5% for the prior year quarter. Combined ratios were impacted by a decrease in acquisition expenses in the Reinsurance segment and lower operating expense ratios in both segments.

Dividends Declared

The Company also announced today that its Board of Directors declared a quarterly dividend on October 28, 2011 of $0.11 per ordinary share payable on the Company’s ordinary shares. The dividend will be payable on December 30, 2011 to ordinary shareholders of record as of December 15, 2011.

Further details of the results for the quarter may be found in the Company’s Financial Supplement, which is dated November 1, 2011 and is available from the Investor Relations section of the XL Group website.

A conference call to discuss the Company’s results will be held at 5:00 p.m. Eastern Time on Tuesday, November 1, 2011.

The conference call can be accessed through a listen-only dial-in number or through a live webcast. To listen to the conference call, please dial (210) 795-0624 or (866) 617-1526: Passcode: “XL GLOBAL”. The webcast will be available at www.xlgroup.com and will be archived on XL’s website from approximately 9:00 p.m. Eastern Time on November 1, 2011, until 12 noon Eastern Time on December 1, 2011. A telephone replay of the conference call will also be available beginning at approximately 9:00 p.m. Eastern Time on November 1, 2011, until 12 noon Eastern Time on December 1, 2011, by dialing (800) 430-5981 or (402) 220-2055.

About XL Group plc

XL Group plc, through its subsidiaries, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. XL is the company clients look to for answers to their most complex risks and to help move their world forward. Its principal offices are located at No.1 Hatch Street Upper, 4th Floor, Dublin2, Ireland. To learn more, visit www.xlgroup.com.

This press release contains forward-looking statements. Statements that are not historical facts, including statements about XL’s beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” or similar statements of a future or forward-looking nature identify forward-looking statements. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes (a) changes in the size of XL’s claims relating to natural or man-made catastrophe losses due to the preliminary nature of some reports and estimates of loss and damage to date; (b) trends in rates for property and casualty insurance and reinsurance; (c) the timely and full recoverability of reinsurance placed by XL with third parties, or other amounts due to XL; (d) changes in ratings, rating agency policies or practices; (e) changes in the projected amount of ceded reinsurance recoverables; (f) XL’s ability to successfully implement its business strategy especially during the “soft” market cycle; (g) greater frequency or severity of claims and loss activity than XL’s underwriting, reserving or investment practices anticipate based on historical experience or industry data; (h) changes in general economic conditions, including the effects of inflation and changes in interest rates, credit spreads, foreign currency exchange rates and other factors; (i) developments, including uncertainties related to the depth and duration of the recession and to the financial condition of counterparties, reinsurers and other companies that are at risk of bankruptcy and affect XL’s business, and future volatility in the world’s credit, financial and capital markets that adversely affect the performance and valuation of XL’s investments or access to such markets; (j) the impact of the downgrade, and possible future downgrades, of U.S. securities by credit rating agencies, and the resulting effect on the value of securities (x) in our investment portfolio and (y) posted as collateral by and to us; (k) the potential for changes to methodologies, estimations and assumptions that underlie the valuation of XL’s financial instruments that could result in changes to investment valuations; (l) changes to XL’s assessment as to whether it is more likely than not that it will be required to sell, or has the intent to sell, available-for-sale debt securities before their anticipated recovery; (m) the ability of XL’s subsidiaries to pay dividends to XL Group plc; (n) the potential effect of regulatory developments in the jurisdictions in which XL operates, including those that could impact the financial markets or increase XL’s business costs and required capital levels; (o) changes in applicable tax laws, tax treaties or tax regulations or the interpretation or enforcement thereof; and (p) the other factors set forth in XL’s reports on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.

XL intends to use its website as a means of disclosing material non-public information and for complying with its disclosure obligations under Regulation FD. Such disclosures will be included on the website in the Investor Relations section. Accordingly, investors should monitor such portions of XL’s website, in addition to following its press releases, SEC filings and public conference calls and webcasts.

# # #

XL Group plc
SUMMARY CONSOLIDATED FINANCIAL DATA
 (U.S. Dollars in thousands)

Income statement data:	Three months ended September 30 (Unaudited)		Nine months ended September 30 (Unaudited)
	2011	2010	2011	2010

Revenues:
Gross premiums written:
- P&C operations	$1,776,161	$1,525,511	$5,637,724	$4,954,904
- Life operations	100,564	103,957	298,504	309,696

Net premiums written:
- P&C operations	1,292,706	1,166,072	4,313,047	3,877,201
- Life operations	90,769	96,444	272,635	287,204

Net premiums earned:
- P&C operations	1,362,532	1,268,741	3,940,353	3,748,655
- Life operations	90,794	96,586	272,695	287,918

Net investment income	290,106	296,730	866,874	907,648
Net realized (losses) gains on investments	(62,354)	(68,755)	(138,335)	(166,317)
Net realized and unrealized (losses) gains on derivative instruments	(26,916)	12,473	(34,299)	(27,903)
Net income (loss) from investment affiliates	(7,123)	3,105	30,277	30,367
Fee income and other	10,980	11,262	30,494	29,215

Total revenues	$1,658,019	$1,620,142	$4,968,059	$4,809,583

Expenses:
Net losses and loss expenses incurred - P&C operations	$988,059	$811,980	$3,020,508	$2,451,345
Claims and policy benefits - Life operations	139,549	144,358	410,196	391,476
Acquisition costs	207,553	198,173	611,142	579,870
Operating expenses	246,930	236,193	773,555	710,168
Foreign exchange (gains) losses	(39,425)	44,540	(38,409)	(8,819)
Interest expense	48,911	58,609	158,157	156,828
Loss on settlement of guarantee		—	—	23,500
Amortization of intangible assets	885	465	1,394	1,394

Total expenses	$1,592,462	$1,494,318	$4,936,543	$4,305,762

Net income (loss) before non-controlling interest, income tax and net income from operating affiliates	$65,557	$125,824	$31,516	$503,821

Income tax	24,718	29,810	16,747	102,622
Net (income) loss from operating affiliates	(35,552)	(14,035)	(95,439)	(46,654)

Net income (loss)	$76,391	$110,049	$110,208	$447,853

Non-controlling interests (Note 1)	(33,993)	(32,506)	(69,431)	(32,425)

Net income (loss) attributable to XL Group plc	$42,398	$77,543	$40,777	$415,428

Preference share dividends	—	—	—	(34,694)
Gain on repurchase of preference ordinary shares (Note 1)	—	—	—	16,616

Net income (loss) attributable to ordinary shareholders	$42,398	$77,543	$40,777	$397,350

Note 1: During the first quarter of 2011, the Redeemable Series C preference ordinary shares were reclassified as Non-controlling interest – Redeemable Series C preference ordinary shares and Series E preference ordinary shares were reclassified as Non-controlling interest in equity of consolidated subsidiaries on the Company’s consolidated balance sheet as a result of changes in ownership structure arising as part of the Company’s redomestication of the ultimate parent holding company to Ireland as of July 1, 2010. Accordingly, preference share dividends declared are recorded as Non-controlling interests rather than as preference share dividends within the consolidated statements of income from July 1, 2010 onwards. During the third quarter of 2011, all outstanding Redeemable Series C preference ordinary shares were repurchased and canceled.

XL Group plc
SUMMARY CONSOLIDATED FINANCIAL DATA
 (U.S. Dollars in thousands, except per share amounts)

Selected balance sheet data:	As at September 30, 2011 (Unaudited)	As at December 31, 2010 (Note 1)

Total investments available for sale	$27,781,192	$27,677,553

Total fixed maturities, held to maturity	2,725,623	2,728,335

Cash and cash equivalents	3,176,283	3,022,868

Investments in affiliates	1,044,077	1,081,281

Unpaid losses and loss expenses recoverable	3,705,892	3,671,887

Total assets	46,625,186	45,023,351

Unpaid losses and loss expenses	20,718,988	20,531,607

Deposit liabilities	1,636,602	1,684,606

Future policy benefit reserves	4,994,579	5,075,127

Unearned premiums	4,103,846	3,484,830

Notes payable and debt	2,281,335	2,464,410

Non-controlling interest - Redeemable Series C preference ordinary shares	—	71,900

Total shareholders’ equity	10,941,986	10,613,049

Ordinary shareholders’ equity	9,940,202	9,610,753

Ordinary shares outstanding (Note 2)	320,581,594	316,467,749

Diluted book value per ordinary share (Note 3)	$30.80	$29.78

Basic book value per ordinary share (Note 3)	$31.01	$30.37

Note 1: Certain items have been reclassified to conform to the current period presentation.

Note 2: Ordinary shares outstanding include all ordinary shares legally issued and outstanding (as disclosed on the face of the balance sheet) as well as all director share units outstanding).

Note 3: Book value per share and fully diluted book value per ordinary share are non-GAAP financial measures and represent book value per ordinary share (total shareholders’ equity less preference shareholders’ equity and non-controlling interest in equity of consolidated subsidiaries, divided by the number of outstanding ordinary shares at any period end) combined with the dilutive impact of potential future share issues at any period end.

XL Group plc
RECONCILIATION

The following is a reconciliation of the Company’s net income (loss) attributable to ordinary shareholders to operating net income (loss) (Note 1) and also includes the calculation of annualized return on ordinary shareholders’ equity (based on operating net income (loss)) for the three and nine months ended September 30, 2011 and 2010.

(U.S. Dollars in thousands)	Three months ended
	September 30
	(Unaudited)
	2011	2010

		(Note 4)

Net income (loss) attributable to ordinary shareholders	$42,398	$77,543

Net realized losses (gains) on investments, net of tax	59,642	71,947

Net realized and unrealized losses (gains) on derivatives, net of tax	23,095	(12,365)

Net realized and unrealized (gains) losses on investments and derivatives related to the Company’s insurance company affiliates	(107)	—

Foreign exchange (gains) losses, net of tax	(36,217)	37,905

Operating net income (loss) (Note 1)	$88,811	$175,030

Per ordinary share results: (Note 2)

Net income (loss) attributable to ordinary shareholders	$0.14	$0.23

Operating net income (loss) (Note 1)	$0.28	$0.52

Weighted average ordinary shares outstanding:

Basic	311,714,446	338,724,346
Diluted - Net income	313,847,749	339,818,834
Diluted - Operating net income	313,847,749	339,818,834

Return on ordinary shareholders’ equity:

Closing ordinary shareholders’ equity (Note 3)	$9,940,202	$9,867,387

Average ordinary shareholders’ equity (Note 3)	$9,783,076	$9,686,195

Operating net income (loss) (Note 1)	$88,811	$175,030

Annualized operating net income (loss) (Note 1)	$355,244	$700,120

Annualized return on ordinary shareholders’ equity - operating net income (loss) (Notes 1 and 3)	3.6%	7.2%

Note 1: Defined as net income (loss) attributable to ordinary shareholders excluding net realized gains and losses on investments, net realized and unrealized gains and losses on derivatives, net of tax, for the Company and its share of these items for the Company’s insurance company affiliates for the periods presented, the gains recognized on the repurchase of the Company’s preference ordinary shares, as well as foreign exchange gains or losses, net of tax. “Operating net income” and “annualized return on ordinary shareholders’ equity” based on operating net income are “ non-GAAP financial measures.” The results from prior periods have been reclassified to conform to the current period’s presentation.

Note 2: Diluted weighted average number of ordinary shares outstanding is used to calculate per share data except where it is anti-dilutive to earnings per share or where there is a net loss. When it is anti-dilutive or when a net loss occurs, basic weighted average ordinary shares outstanding is utilized in the calculation of net loss per share and net operating loss per share.

Note 3: Ordinary shareholders’ equity is defined as total shareholders’ equity less preference ordinary shares and less non-controlling interest in equity of consolidated subsidiaries.

Note 4: Certain amounts have been reclassified to conform to the current period presentation.

XL Group plc
RECONCILIATION (Continued)

(U.S. Dollars in thousands)	Nine months ended
	September 30
	(Unaudited)
	2011	2010

		(Note 4)

Net income (loss) attributable to ordinary shareholders	$40,777	$397,350

Net realized losses (gains) on investments, net of tax	132,355	166,116

Net realized and unrealized losses (gains) on derivatives, net of tax	30,478	27,751

Net realized and unrealized (gains) losses on investments and derivatives related to the Company’s insurance company affiliates	(43)	(1,059)

Foreign exchange (gains) losses, net of tax	(34,478)	(6,326)

Gain on repurchase of non-controlling interest preference ordinary shares		(16,616)

Operating net income (loss) (Note 1)	$169,089	$567,216

Per ordinary share results: (Note 2)

Net income (loss) attributable to ordinary shareholders	$0.13	$1.16

Operating net income (loss) (Note 1)	$0.54	$1.66

Weighted average ordinary shares outstanding:

Basic	310,793,263	340,927,095
Diluted - Net income	314,842,063	341,763,551
Diluted - Operating net income	314,842,063	341,763,551

Return on ordinary shareholders’ equity:

Closing ordinary shareholders’ equity (Note 3)	$9,940,202	$9,867,387

Average ordinary shareholders’ equity (Note 3)	$9,775,477	$9,148,749

Operating net income (loss) (Note 1)	$169,089	$567,216

Annualized Operating Net Income (Note 1)	$225,452	$756,288

Annualized Return on ordinary shareholders’ equity - operating net income (loss) (Notes 1 and 3)	2.3%	8.3%

Note 1: Defined as net income (loss) attributable to ordinary shareholders excluding net realized gains and losses on investments, net realized and unrealized gains and losses on derivatives, net of tax, for the Company and its share of these items for the Company’s insurance company affiliates for the periods presented, the gains recognized on the repurchase of the Company’s preference ordinary shares, as well as foreign exchange gains or losses, net of tax. Operating net income and annualized return on ordinary shareholders’ equity based on operating net income are “ non-GAAP financial measures.” During the year, the Company amended its definition of operating net income to exclude after-tax foreign exchange gains and losses. The results from prior periods have been reclassified to conform to the current period’s presentation.

Note 2: Diluted weighted average number of ordinary shares outstanding is used to calculate per share data except where it is anti-dilutive to earnings per share or where there is a net loss. When it is anti-dilutive or when a net loss occurs, basic weighted average ordinary shares outstanding are utilized in the calculation of net loss per share and net operating loss per share.

Note 3: Ordinary shareholders’ equity is defined as total shareholders’ equity less preference ordinary shares and less non-controlling interest in equity of consolidated subsidiaries.

Note 4: Certain amounts have been reclassified to conform with the current period presentation.

Comment on Regulation G

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL’s financial information in evaluating XL’s performance. This press release contains the presentation of (i) operating net income (loss) (“Operating Net Income”), which is defined as net income (loss) attributable to ordinary shareholders excluding net realized gains and losses on investments, net realized and unrealized gains and losses on credit, structured financial and investment derivatives, net of tax, for the Company and its share of these items for the Company’s insurance company affiliates for the periods presented, the gains recognized on the repurchase of the Company’s preference ordinary shares, as well as foreign exchange gains or losses, net of tax, (ii) annualized return on ordinary shareholders’ equity (“ROE”) based on operating net income (loss) (“Operating ROE”) and (iii) book value per ordinary share (ordinary shareholders’ equity divided by the number of shares outstanding at the period end date) and fully diluted book value per ordinary share (book value per share combined with the dilutive impact of potential future share issues at any period end). These items are “non-GAAP financial measures” as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included in this press release.

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL’s operations and the Company’s insurance company operating affiliates, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value without actual realization. In this regard, certain users of XL’s financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of this variable. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains is largely a function of economic and interest rate conditions.

Investment derivatives include all derivatives entered into by XL other than credit derivatives. With respect to credit derivatives, because XL and its insurance company operating affiliates generally hold financial guaranty contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies’ treatment of such contracts) as the changes in fair value each quarter are not indicative of underlying business performance.

The gains recognized on the repurchase of the Company’s preference ordinary shares are excluded as these transactions were capital in nature and outside the scope of the Company’s underlying business.

Foreign exchange gains and losses in the income statement are only one element of the overall impact of foreign exchange fluctuations on the Company’s financial position and are not representative of any economic gain or loss made by the Company. Accordingly, it is not a relevant indicator of financial performance and it is excluded.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income (loss), XL believes that showing operating net income (loss) enables investors and other users of XL’s financial information to analyze XL’s performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income (loss) makes it much more difficult for users of XL’s financial information to evaluate XL’s underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies that follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Operating ROE is a widely used measure of any company’s profitability that is calculated by dividing annualized Operating Net Income for any period by the average of the opening and closing ordinary shareholders’ equity. The Company establishes target Operating ROEs for its total operations, segments and lines of business. If the Company’s Operating ROE targets are not met with respect to any line of business over time, the Company seeks to re-evaluate these lines.